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                                  EXHIBIT 10.31

                            Volume Purchase Agreement
                Lite-On Power Semiconductor Corp. / FabTech, Inc.

        This agreement ("Agreement") is made and entered into the 25th day of October, 2000, by and between Lite-On Power Semiconductor Corp. with it's principal place of business at 28-1 Wu Shin St. Ta Wu Lung, Keelung Taiwan, R.O.C. (herein referred to as "LPSC"), and FabTech, Inc., with it's principal place of business at 777 N.W. Blue Parkway, Lee's Summit, Missouri, 64086 (herein referred to as "FabTech").

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.   SCOPE

         The purpose of this agreement is to establish the terms and conditions under which FabTech will sell to LPSC, and LPSC will purchase from FabTech, Discrete Schottky Semiconductor die in wafer form. This agreement does not constitute an order. LPSC Purchase Orders ("PO") (per paragraph 5) will be required to purchase any Products from FabTech.

2.   DEFINITIONS

     2.1. Wafer(s): Completed Discrete Schottky Semiconductor Products through Wafer Probe electrical testing.

     2.2. Product(s): All Schottky Barrier Diodes manufactured by FabTech and purchased as die in wafer form as set forth on Attachment 1.

     2.3. Yield: The number of die on a wafer passing Wafer Probe electrical testing, divided by the total number of die on a Wafer.

     2.4. Wafer Lot Yield: The average Yield of all wafers in one wafer lot as calculated in 2.3 above.

     2.5. Wafer Lot: A lot of wafers started together using the same lot number and processed through wafer fabrication as a single group.

     2.6. Device Type: Different die types and sizes are set forth on Attachment 1.

     2.7. Change in the Consumer Price Index: A percentage equal to the overall percentage change in the Consumer Price Index-- All Urban Consumers for the geographic area containing Kansas City, Missouri published by or acknowledged by the U.S. Department of Labor (or, if unavailable, a successor



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              or comparable index in the Lessor's reasonable discretion) from and after the year 2000.

3.   TERM

     3.1. The term of this agreement shall be effective as of the date of signature and continue for a period of four years from that date (the "Initial Term") unless terminated earlier as otherwise provided herein. After the Initial Term, the Agreement shall be automatically renewed for additional two-year periods on a period-to-period basis (each a "Renewal Term"). Either PARTY may terminate this Agreement by providing written notice to the other PARTY of it's intent to cancel at least ninety (90) days prior to the start of any Renewal Term.

     3.2. Except as otherwise provided in this Agreement, upon termination of this Agreement the parties shall complete performance of all POs issued, released and accepted by FabTech prior to the effective date of termination that require delivery within the six
              (6) month period, maximum, from the effective date of termination. Any portion of an accepted and acknowledged PO outstanding on the effective date of termination that does not require delivery within such time shall be void. Any portion of an accepted and acknowledged PO outstanding on the effective date of termination that requests delivery within such six-month period shall remain in effect, subject to the terms and conditions herein.

4.   PURCHASE RIGHTS AND OBLIGATIONS

     4.1. During the Initial Term of this Agreement, LPSC has the right to purchase, and FabTech, upon receipt of a duly completed PO, shall sell to LPSC up to the Maximum number of Wafers per month during the calendar quarter set forth on Attachment 2 attached hereto and identified on the table titled Monthly Wafer Maximum/Minimum Order by LPSC.

     4.2. During the Initial Term of this Agreement, LPSC shall purchase from FabTech at least the number of Wafers per month during the calendar quarter set forth on Attachment 2 attached hereto and identified on the table titled Monthly Wafer Maximum/ Minimum Order by LPSC, and as specified in the row of the table labeled as "Minimum". In any event, LPSC shall purchase from FabTech at least 90% of the total Wafers purchased by LPSC from all parties including FabTech, providing FabTech is competitive on Product pricing and Product quality.

     4.3. The parties presently anticipate that LPSC shall purchase Wafers in the proportions set forth on Attachment 2 in the table titled LPSC Sky Wafers Volume by Calendar Quarter.



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     4.4.     Ninety days prior to the beginning of each Renewal Term, the parties shall negotiate in good faith to determine the minimum and maximum purchase quantities applicable during such Renewal Term.

5.   FORECASTING AND PURCHASE ORDER PLACEMENT

     5.1. LPSC will provide a six (6) month rolling forecast of actual and planned purchases to FabTech on or before the 25th day of each month (the "Forecast Date"). The forecast shall be provided in die quantity by Device Type. The current month is noted as Month 0 in the tables and examples herein.

     5.2. LPSC shall issue to FabTech at firm Purchase Orders each month as follows:

              5.2.1. A Purchase Order shall be issued for purchase of remaining quantities for the second month forward (Month +2) not placed in the preceding month. For instance, on the June 25th forecast date, LPSC would place a Purchase Order for 50% of the orders for August. The amount ordered for August could increase the total volume forecast for August (in the May Forecast) by 20%, but will not be less than the volume forecast for August (in the May forecast).

              5.2.2. A Purchase Order shall be issued for purchase of at least
                     50% of the forecast quantity in the third month forward from the current month (Month +3). For instance, on the June 25th forecast date, LPSC would place a Purchase Order for 50% of the orders for September.

     5.3. FabTech will show acceptance of each PO by transmitting to LPSC a Sales Order Acknowledgement for each PO accepted by FabTech.

     5.3 Month-to-month changes from the previous forecast will be limited as follows (Month 0 is the current month, containing the Forecast
              Date). Variations above or below contract limit quantities may be accepted by FabTech on a "commercial best effort" basis:



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
------------------------------------------------------------------------------------------------------
  PRESENT       QUANTITY     PART TYPE
 FORECAST       CHANGES*      CHANGES*                    DELIVERIES & SHIPMENTS
------------------------------------------------------------------------------------------------------
                                           Already committed and mostly shipped.  This forecast and PO
Month 0           None          None       cycle starts on the 25th of this month.
------------------------------------------------------------------------------------------------------
Month +1          None          None       Already committed.
------------------------------------------------------------------------------------------------------
                                           50% committed via P.O. last month.  New PO for 50%
                                           (or more) on this month.  Volume for month can be
Month +2        +20%/-0%        50%        increased by 20%
------------------------------------------------------------------------------------------------------
                                           New PO for 50% of committed volume for this month.  The
Month +3        +/- 20%         50%        remainder will still be on the forecast until next month.
------------------------------------------------------------------------------------------------------
                Contract      Contract
Month +4         Limits        Limits      For substrate purchases
------------------------------------------------------------------------------------------------------
                Contract      Contract
Month +5         Limits        Limits      Information Only
------------------------------------------------------------------------------------------------------
                Contract      Contract
Month +6         Limits        Limits      Information Only
------------------------------------------------------------------------------------------------------


6.   PRICE AND PAYMENT

     6.1. Prices currently in effect will continue to be in effect through March, 2001, excepting specific price modifications as allowed herein.

     6.2. New Device Types will be added from time-to-time and prices will be negotiated at the time of initial offering for sale by FabTech.

     6.3. The prices at which FabTech agrees to sell the Products to LPSC pursuant to this Agreement are inclusive of epitaxial substrate costs, wafer processing costs, electrical testing per FabTech standard procedures, packaging costs per standard FabTech procedures, and any applicable United States sales taxes.

     6.4. Delivery of the Products will be F.O.B. FabTech's facility in Lee's Summit, MO (Origin). It shall be the responsibility of LPSC, at its own expense, to insure any shipments against damage to or loss of the Products. Unless otherwise specified by LPSC, transportation will be by the most cost effective method of transportation in keeping with any particular delivery date. Packaging of shipments shall be in accordance with standard practices. Any special packaging requested by LPSC shall be made at LPSC expense.

     6.5. All prices may be subject to re-negotiation every year, and will become effective on April 1 of each year.

     6.6. LPSC shall make payment in full for any and all FabTech invoices within forty-five days of the last day of the month in which the Product is shipped and invoiced. In the event LPSC fails to comply with this provision, FabTech reserves the right to suspend or delay shipments, or alter payment terms. A finance charge equal to the lesser of 1.0 percent per month (12 percent APR) or the highest rate permitted by law will be assessed on all past due accounts. In



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              any event, exercising this provision shall not be considered a breach of this Agreement, nor in any way alter LPSC responsibilities to abide by the terms of this Agreement.

     6.7. At all times, LPSC will receive the best price offered by FabTech to commercial accounts purchasing comparable wafer quantities, excepting special discounts or other short-term promotional prices. In the event FabTech offers special discounts or other short-term promotional pricing for specific Products, LPSC shall have first and equal opportunity to purchase FabTech Products under such promotions and at the promotional prices.

              6.7.1. LPSC represents and warrants that FabTech Products
                     (including wafers) purchased under this agreement are for assembly by LPSC into a higher level of assembly, and are expressly NOT for resale as die in wafer form or any other form. LPSC agrees that it shall not resell Products purchased from FabTech, in wafer or die form, without prior written consent by FabTech, which shall not be unreasonably withheld. In addition to any other remedies available to FabTech, breach of this Section 6.7 shall sever Section 6.7 and related subsections from this Agreement, without relieving either Party from any and all remaining obligations herein.

7.   ADDITIONAL SERVICES

     7.1. PRODUCT DEVELOPMENT: Both parties agree to use commercially reasonable efforts to develop, design and manufacture such new products as required to meet LPSC customer requests. Non-recurring expense ("NRE") charges may be assessed by FabTech for development of products to LPSC specifications. Payment of NRE charges by LPSC to FabTech shall not convey to LPSC any ownership interest in or any license or right to produce existing or developed FabTech products or processes.

8.   WARRANTIES

     8.1. All Products sold by FabTech under this Agreement shall have Wafer Lot traceability using a lot number assigned by FabTech. Any and all communications between LPSC and FabTech concerning warranty issues shall reference this lot number.

     8.2. Any deviations from accepted specifications must be approved in writing by LPSC and FabTech. Products shipped by FabTech to LPSC shall be electrically tested per specifications in effect at time of purchase.

     8.3. LPSC shall promptly inspect FabTech Schottky Products upon delivery of the Products to a designated LPSC facility. LPSC shall complete all inspections within 30 days of delivery.



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     8.4.     If any Schottky Product is claimed to be defective by LPSC, LPSC may, before the end of the inspection period, submit a Corrective Action Request ("CAR") to FabTech for FabTech evaluation and/or analysis of the claimed defective product. Failure by LPSC to deliver a CAR to FabTech within thirty days after delivery of the Products shall constitute acceptance of the Products by LPSC.

     8.5. Upon receipt of a CAR tracking number, LPSC shall promptly return SAMPLES exhibiting the claimed defect to FabTech for analysis. Cartons containing samples returned for analysis shall have the CAR tracking number clearly marked on the outside of the carton. Failure to comply with this provision may result in FabTech rejecting the return shipment.

     8.6. Upon completion of FabTech analysis, FabTech will judge the claim as either Valid or Invalid. If FabTech agrees the defect as claimed is Valid, a Returned Material Authorization ("RMA") number will be provided by FabTech for return of the materials (wafers and/or wafer lots) claimed under the initial request. Cartons containing returned materials shall have the RMA tracking number clearly marked on the outside of the carton. Failure to comply with this provision may result in FabTech rejecting the return shipment.

     8.7. If FabTech determines that the defect as claimed is Invalid, then LPSC may dispute the claim as set forth in Section 15.

     8.8. Upon receipt of and verification that materials returned under RMA are in good condition and of indicated quantity, FabTech will issue a Credit Memo to LPSC for adjustment of the amount invoiced to LPSC.

     8.9. FabTech's indemnification on warranty of FabTech products shall be strictly limited as set forth in Article 10 below. 8.10.The provisions of the warranties set forth in this Agreement shall not apply to and no warranty of whatever kind shall exist for any Product or part therof which has been subject to misuse, negligence or accident or that has been altered by anyone other than FabTech nor to normal deterioration of any Product or part thereof due to wear, usage or exposure. In addition, FabTech is not responsible for damages of whatever nature resulting form improper installation or operations beyond design capability, whether intentional or accidental.

     8.11. EXCEPT AS SPECIFICALLY STATED IN THIS SECTION, FABTECH DISCLAIMS ALL WARRANTIES, WHETHER EXPRESSED, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES AS TO THE QUALITY OF THE PRODUCTS, AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.



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9.   PRODUCT CHANGES AND APPROVALS

     9.1. After FabTech Products sold under this Agreement have been qualified and released (in accordance with the parties' course of performance) by both LPSC and FabTech, all major manufacturing processes shall remain unchanged unless both parties agree via the procedure below to modify said process.

              9.1.1. FabTech will provide LPSC with written notice of any proposed major process change, accompanied by appropriate data to support the change.

              9.1.2. LPSC will have fourteen (14) working days to accept or reject the proposed change in writing. In the event LPSC fails to reply within the fourteen day period, the proposed change will be considered as accepted by LPSC and may be fully implemented by FabTech.

              9.1.3. LPSC shall have the right to require re-qualification of
                     FabTech Product where there has been a major process change. Upon LPSC acceptance of the proposed change, the newer process shall be deemed qualified and may be fully implemented by FabTech. FabTech shall, through lot traceability, be able to identify Product processed under the both old and new processes.

              9.1.4. If LPSC rejects a proposed major process change, LPSC shall identify to FabTech the reason for such rejection of the proposed change. FabTech shall have the option, in FabTech's sole discretion, to (a) continue to manufacture for LPSC hereunder using the previously qualified process;
                     (b) eliminate such product, offering LPSC the opportunity to place a last-time buy; or (c) a combination of (a) and
                     (b) or other alternatives as may be proposed by FabTech.

     9.2. LPSC may, at any time, submit written requests for change to FabTech Products regarding specifications, designs, drawings, features, or other characteristics of Products covered by this Agreement. FabTech may, at its sole discretion, notify LPSC in writing that implementation of said change(s) renders FabTech unable to comply with its obligations hereunder. Both parties hereby agree that any and all change requests shall be acted upon by FabTech only if such suggested change is in writing, cost impacts have been evaluated, and agreement reached on new prices, NRE payments, and/or other compensation resulting from the costs associated with the requested change.

              9.2.1. FabTech will reply to all change requests submitted by LPSC in writing, indicating FabTech's response to the requested change. If the requested change is accepted by FabTech in writing, such change is assumed to be a written amendment to this Agreement, executed by both parties.

     9.3. Any Changes to FabTech Products made in compliance with this Agreement shall not relieve FabTech of any of FabTech's obligations hereunder unless



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              such relieved obligation has been covered by a written amendment to this Agreement, executed by both parties.

10.  INDEMNIFICATION AND LIMITATION OF LIABILITY

     10.1. FabTech hereby agrees to indemnify LPSC against and save it harmless from all liability, claims or demands made by any party arising out of damage to any property or death or injury to any employee of FabTech that is the result of negligence of FabTech.

     10.2. LPSC shall at all times defend, indemnify and hold harmless FabTech, its officers, agents, directors, employees, representatives, and permitted successors and assigns from and against any and all losses, claims, demands, actions, suits, liabilities, damages, costs or other expenses (including without limitation reasonable fees and expenses of counsel and costs of investigation) related to or arising out of any acts, duties or obligations of LPSC or of any personnel employed or otherwise engaged by the LPSC, including (i) injury and/or death to persons including LPSC's employees, agents or representatives and damage to property, (ii) fines, levies or other charges imposed by any governmental authority or agency, (iii) failure to comply with or violation of any applicable Federal, state, local, or foreign laws, regulations, rules and ordinances, (iv) any alleged infringement or violation of any patent right in connection with the manufacture or sale of products by LPSC using the Products (unless the alleged infringement or violation was directed by FabTech). FabTech shall provide LPSC (i) written notice of any claim, demand, action, suit or other proceeding subject to indemnification hereunder, and (ii) if such action is brought by a third party, reasonable cooperation (at LPSC's expense) in the defense or settlement thereof. Notwithstanding the foregoing, FabTech may be represented in, but may not control, such action, suit, or proceeding at its own expense and by its own counsel.

     10.3. FabTech shall not in any circumstances be liable to LPSC for anything whatsoever other than the direct loss to LPSC (excluding any loss of use, revenue or profit by LPSC or the amount of damages awarded against LPSC in favor of, or monies paid by LPSC by way of settlement to, any third party and any costs or expenses of LPSC in connection with the same) due to the failure of the Products or defective Products.

     10.4. At all times and under all conditions, FabTech's liability for direct loss or damages is strictly limited to the value of the product shipped and invoiced, and at no time shall FabTech's liability exceed the value of the original amount invoiced by FabTech or paid by LPSC, whichever is less.

     10.5. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY ACTION IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OR FORM OF ACTION FOR ANY



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              CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES,
              LOSS OF PROFITS OR REVENUES, LOSS OF ANTICIPATED PROFITS OR REVENUES, OR COST OF SUBSTITUTED PRODUCTS INCURRED BY THE OTHER PARTY OR ANY OTHER PARTY AS A RESULT OF THE PRODUCTS PROVIDED UNDER THIS AGREEMENT OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER THE POSSIBILITY OF SUCH DAMAGES WAS DISCLOSED TO OR REASONABLY COULD HAVE BEEN FORESEEN BY SUCH PARTY.

     10.6. No action for breach of this Agreement may be commenced more than one year after the date of the alleged breach.

11.  FORCE MAJEURE

     11.1. Neither party shall be liable to the other party for any inability to comply with the provisions of this Agreement due to causes reasonably beyond its control including but not limited to, fire, flood, earthquake, explosion, accident, acts of public enemy, riots, insurrections, war, labor disputes, transportation, or failures or delays in transportation, embargoes, acts of God, acts of any government, or any agency or department thereof or judicial action. Upon the occurrence of such a force majeure condition, the affected party shall promptly notify the other party and describe in reasonable detail the circumstances of such condition and shall promptly inform the other party of any further developments. If such non-performance continues in effect for more than ninety (90) days, the other party may, at its option, terminate this Agreement without further cause or liability. Otherwise, this Agreement shall continue in full force and effect for the remainder of its term upon cessation of such event of force majeure.

12.  ASSIGNMENT AND SUCCESSION

     12.1. Neither PARTY may assign or transfer (by operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of the other PARTY which consent shall not be unreasonably withheld.

     12.2. This Agreement shall be binding upon and inure to the benefit of the parties successors and permitted assigns.

13.  TERMINATION

     13.1. Either PARTY may terminate this Agreement immediately in the event that the other PARTY is the subject of a petition filed in Bankruptcy Court of the United States, Singapore, Hong Kong, or Taiwan, whether voluntary or involuntary, if a Receiver or Trustee is appointed for all or a substantial portion of the assets of the petitioning PARTY, or if the petitioning PARTY makes an



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              assignment for the benefit of its creditors. Such proceedings shall be conducted in the English language.

14.  PARAGRAPH TITLES

     The paragraph tittles herein are intended for convenience only and shall not be construed to alter either parties' obligations or rights as otherwise set forth herein.

15.  GOVERNING LAW AND ARBITRATION

     15.1. All disputes arising in connection with this Agreement shall be settled amicably through good faith negotiation. In the event no agreement can be reached after 30 days, all disputes shall be submitted to arbitration in Kansas City, Missouri before and under the rules of the American Arbitration Association. The arbitrator's decision shall be written and shall be final, conclusive, and binding, and judgment on any arbitration award or decision may be entered in any court of competent jurisdiction.

     15.2. The parties agree that after arbitration the State of Missouri shall have jurisdiction to determine the validity, construction and performance of this Agreement and the legal relations between the parties. All disputes are subject to venue of the State and Federal courts in Missouri, and the parties consent to the personal and exclusive jurisdiction and venue of those courts.

16.  ENTIRE AGREEMENT

     This Agreement, including all other documents incorporated by reference and those attached hereto as ATTACHMENTS, expresses the entire understanding of the parties hereto and cancels and supersedes any previous agreements, understandings or representations between the parties relating to the subject matter hereof. This Agreement may not be modified except in a writing signed by an authorized officer or representative of each PARTY.

17.  SEVERABILITY

     If any provision of this Agreement is held invalid, the remaining provisions shall remain valid and in force, unless such invalidity would frustrate the purpose of this Agreement.

18.  NOTICES

     Any notice to be given under this Agreement shall be in writing and shall be sent to the appropriate PARTY at the address first stated in this Agreement, or to such other address as a PARTY may later designate in writing to the other. Notices shall be deemed to have been adequately sent and delivered when received by the appropriate PARTY, after having been deposited in the mail (registered or certified), postage prepaid.



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19.  PUBLICITY

     Neither PARTY shall publicize or otherwise disclose the terms of this Agreement without the prior approval of the other PARTY, which approval shall not be unreasonably withheld.

20.  WAIVER

     No failure or delay on the part of either PARTY in the exercise of any power, right or privilege arising hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


SIGNED,

LITE-ON POWER SEMICONDUCTOR CORP.      FABTECH, INC.

BY:  /S/ M.K. LU                       /S/ WALTER BUCHANAN
M.K. Lu, President                     Walter Buchanan, President



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